EXECUTION VERSION 1 EUS\365069829.16 MNave u Share Purchase Agreement QinetiQ Holdings Limited and Luna Innovations Incorporated. for the sale and purchase of all of the issued shares of OptaSense Holdings Limited 2020 3 December

EXECUTION VERSION

CONTENTS

CLAUSE		PAGE
1.	DEFINITIONS AND INTERPRETATION	1
2.	SALE AND PURCHASE	9
3.	COMPLETION	9
4.	LEAKAGE	11
5.	WARRANTIES, INDEMNITIES AND SELLER LIABILITY	11
6.	INSURANCE	13
7.	CONFIDENTIAL INFORMATION	14
8.	ANNOUNCEMENTS	15
9.	ASSIGNMENT	16
10.	COSTS	16
11.	EFFECT OF COMPLETION	17
12.	POST-COMPLETION UNDERTAKINGS	17
13.	EMPLOYEE SHARE PLAN	17
14.	PROTECTION OF GOODWILL	18
15.	TRANSITIONAL SERVICES AGREEMENT	20
16.	FURTHER ASSURANCES	20
17.	ENTIRE AGREEMENT	20
18.	VARIATIONS	21
19.	WAIVER	21
20.	INVALIDITY	21
21.	NOTICES	21
22.	COUNTERPARTS	23
23.	GOVERNING LAW, JURISDICTION AND AGENT FOR SERVICE	23
24.	THIRD PARTY RIGHTS	23

SCHEDULE 1 25
The Company and the Subsidiaries 25
SCHEDULE 2 30
Warranties 30
SCHEDULE 3 52
Limitations on Seller Liability 52
SCHEDULE 4 58
Permitted Leakage Payments 58

EXECUTION VERSION 1 EUS\365069829.16 THIS AGREEMENT is made on 2020 BETWEEN: (1) QinetiQ Holdings Limited (No. 04154556) whose registered office is at Cody Technology Park, Ively Road, Farnborough, Hampshire, GU14 0LX (the "Seller"); and (2) Luna Innovations, Incorporated. (No. 36-36813) with an office located at 301 1st Street SW, Suite 200, Roanoke, Virginia 24011 (the "Buyer"). THE PARTIES AGREE AS FOLLOWS: 1. DEFINITIONS AND INTERPRETATION 1.1 In this agreement the following words and expressions and abbreviations have the following meanings, unless the context otherwise requires: "Accounts" means the audited financial statements of each member of the Group for the financial period ended on the Accounts Date included in the Data Room Information (document 3.1.1.2.8); "Accounts Date" means 31 March 2020; "After-Tax Basis" means when referenced in any indemnity, payment obligation or covenant to pay that, if and to the extent that the amount payable pursuant to such indemnity, obligation or covenant is subject to a deduction or withholding required by law in respect of Tax or is chargeable to any Tax in the hands of the recipient, such amount shall be increased so as to ensure that, after taking into account the amount of Tax required to be deducted or withheld from, and the Tax chargeable on, such amount (including on the increased amount), the recipient of the sum is in the same position as it would have been in had no such deduction, withholding or Tax been payable; "Approved Announcement" means an announcement in the approved terms; “Branch Establishment” means the branch establishments of the Company and/or Subsidiaries as specified in Part C of schedule 1; "Business" means the business carried on by the Group as at the date of this agreement; "Business Day" means a day (excluding Saturdays) on which banks generally are open in London for the transaction of normal banking business; "Buyer's Group" means the Buyer and its group undertakings from time to time (including, from Completion, the Group), and all of them and each of them as the context admits; "Claim" means, in relation to a person, any claim, allegation, cause of action, proceeding, liability, suit or demand made under any Transaction Document against the person concerned, however it arises and whether it is present or future, fixed or unascertained, actual or contingent (excluding a claim relating to Leakage pursuant to clause 4); “Code” means the Internal Revenue Code of 1986, as amended. "Company" means OptaSense Holdings Limited (No. 07450122); "Completion" means the completion of the sale and purchase of the Shares in accordance with clause 3; 3 December

EXECUTION VERSION 2 EUS\365069829.16 "Completion Bonus" means the completion bonus of £261,200 in aggregate to be paid by the Company to each of the persons set out in the Completion Bonus Statement; "Completion Bonus Statement" means the statement in the agreed form setting out the names of the recipients of, and the respective amounts of, the Completion Bonus; "Completion Date" means the date on which Completion occurs; "Confidential Information" means all information relating to the Group's business, financial or other affairs (including future plans and targets of the Group); "Consideration" means £28,950,000; "Data Protection Authority" means any applicable governmental authority that supervises compliance with Data Protection Law (including the UK Information Commissioner’s Office); "Data Protection Law" means all applicable law relating to data privacy and data protection including: (i) the General Data Protection Regulation (EU) 2016/679; (ii) the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426); and (iii) the UK Data Protection Act 2018, in each case as amended, consolidated, replaced or updated from time to time and together with any subordinate or related legislation made under any of the foregoing which are applicable to each Group Company; "Data Room" means the online data room relating to the Group which is operated by Merrill DatasiteOne and made available to the Buyer at https://global.datasiteone.merrillcorp.com/global/projects from 20 August 2020 to 2 December 2020; "Data Room Information" means the materials and information made available for inspection in the Data Room; "Disclosed" means fairly disclosed in folder 1 (Legal Folder) of the Data Room or pursuant to the terms of the Disclosure Letter in such manner that a professionally advised purchaser would reasonably be aware of the facts, nature and scope of the matter disclosed; "Disclosed Schemes" means the employee pension benefit plans listed in the Data Room Information; "Disclosure Letter" means the letter dated the same date as this agreement together with the attachments thereto addressed by the Seller to the Buyer disclosing exceptions to the Warranties; “Domain Names” means Optasense.com; Optasense.co.uk; Optasense.eu.com; Optasense.net; and Optasense.uk; "Employee Share Plan" means Element A and Element B of the 2017 QinetiQ Group plc Incentive Plan; "Employee Taxation" means the amount of income tax for which a Group Company becomes liable to account to HMRC under PAYE or equivalent overseas tax authorities under overseas payroll in respect of any Employment Income together with any Primary Class 1 Employee's National Insurance Contributions (or overseas equivalents, if applicable) for which any Group Company is liable to account to HMRC or equivalent overseas tax authorities in respect of that Employment Income;

EXECUTION VERSION 3 EUS\365069829.16 "Employer Taxation" means Secondary Class 1 Employer's National Insurance Contributions, apprenticeship levy or overseas equivalent employer social security contributions; "Employment Income" means an amount which is or is deemed to be employment income in respect of any Relevant Award; "Encumbrance" means all security interests, options, equities, claims, or other third party rights including rights of pre-emption of any nature whatsoever; "Exchange Rate" means, with respect to a particular currency for a particular day, the spot rate of exchange (the closing mid-point) for that currency into pounds sterling (or, if applicable, the spot rate of exchange (the closing mid-point) for pounds sterling into that currency) for such date as first published thereafter in the London edition of the Financial Times or, where no such rate is published in respect of that currency for such date, at the rate quoted by Barclays Bank PLC as at the close of business in London as at such date; “EV-Equity Bridge” means the document titled “Project Owen: EV-Equity Bridge” in the agreed terms; "Financial and Tax VDD Report" means the financial and tax vendor due diligence report prepared by Duff & Phelps including all 4 volumes as listed below and provided in the Data Room Information (folder 3.1.2): (a) Volume 1: ‘Project Owen_VDD report_17 Aug 20’ dated 17th August 2020; (b) Volume 2: ‘Project Owen_Tax VDD report_20 Aug 20’ dated 20th August 2020; (c) Volume 3: ‘Project Owen_Locked Box BS Jul20_16 Sep 20’ dated 16th September 2020; (d) Volume 4: ‘Project Owen_Trading Update Report_30 Oct 20’ dated 30th October 2020; "Fundamental Warranties" means the warranties set out in paragraphs 1.1 and 1.3 of schedule 2; "Fundamental Warranty Claim" means a Claim in respect of a breach of the Fundamental Warranties; “Government Contract” means any contract entered into by and between a Group Company and any governmental authority, in addition to any subcontract (to which a Group Company is party) with another entity under (i) a Group Company’s prime contract with a governmental authority or (ii) another entity’s prime contract with a governmental authority. Unless otherwise indicated, a task, purchase, or delivery order under a Government Contract will not constitute a separate Government Contract, for the purposes of this definition, but will be part of the Government Contract under which it was issued; “Government Contract Bid” means any bid, offer, proposal, written response to a request for a proposal or quote for goods or services to be delivered (at least in part) by a Group Company that, if accepted or awarded, would result in or lead to a Government Contract; "Group" means the Company and its Subsidiaries and "Group Company" means any one of them;

EXECUTION VERSION 4 EUS\365069829.16 "Group Intellectual Property" means Intellectual Property owned by or licensed to any member of the Group together with the goodwill relating thereto and including Group Company Intellectual Property Registrations; "Group Company Intellectual Property Registrations" means all Intellectual Property that is owned by, filed for registration by, or under obligation of ownership or assignment to a Group Company, and which is the subject of a registration (or application for registration) with any governmental authority or domain name registry. "HMRC" means Her Majesty's Revenue and Customs and, where relevant, any predecessor body which carried out any of its functions; "IAS Regulation" means EC Regulation No. 1606/2002 of the European Parliament and the Council of 19 July 2002 on the application of international accounting standards; “Indemnity Claim” means a claim by the Buyer against the Seller under clause 5.9 (including under the US Benefits Indemnity); "Indemnity Claim Statement" means the statement in the agreed form setting out the names of the persons the subject of the Indemnity Claims; "Insurance Policy" means the warranty and indemnity insurance policy taken out by the Buyer in connection with the transaction contemplated by this agreement; "Intellectual Property" means any and all intellectual property and proprietary rights (and the right to apply for registration of any such rights), including patents; trade marks; service marks; rights (registered or unregistered) in any designs; trade or business names; inventions (whether patentable or not and whether or not reduced to practice); copyright (including rights in software) and topography rights; know-how; secret formulae and processes; internet domain names; rights protecting goodwill and reputation; database rights; and all rights and forms of protection of a similar nature to any of the foregoing or having equivalent effect anywhere in the world. Without limiting the foregoing, this includes claims and causes of action arising out of or related to infringement, misuse, misappropriation or violation of any of the foregoing; “ITEPA” has the meaning given in the Tax Deed; “ITA” means the Income Tax Act (Canada); "IT Systems" means software, hardware, network and telecommunications equipment and internet-related information technology in possession of the Group; "IP Warranty Claim" means a Claim in respect of a breach of the warranties set out in paragraphs 14.1 to 14.7 (inclusive) of schedule 2; "Know-How" means confidential or proprietary industrial, technical or commercial information and techniques in any form (including paper, electronically stored data, magnetic media, files and micro-film) including, drawings, data relating to inventions, formulae, test results, reports, research reports, project reports and testing procedures, shop practices, instruction and training manuals, market forecasts, specifications,

EXECUTION VERSION 5 EUS\365069829.16 quotations, lists and particulars of customers and suppliers, marketing methods and procedures, show-how and advertising copy; "Leakage" means in each case (subject to as provided in paragraph (h) below) and as applicable, to, on behalf of, or for the benefit of the Seller and any Related Person of the Seller: (a) any dividend, bonus or other distribution of capital or income declared, paid or made (whether in cash or in specie) or any purchase, repurchase, redemption, repayment or return of share or loan capital (or any other relevant securities) by any Group Company; (b) any payments made (including management, monitoring, service or directors' fees) by any Group Company (or assets transferred to or liabilities assumed, indemnified, or guaranteed by any Group Company) (including with respect to any share capital or other securities of any Group Company); (c) the waiver, deferral, discount or release by any Group Company of any economic benefit or amount owed to that Group Company; (d) the payment by any Group Company of any professional fees for the sale of the Shares; (e) any payment of interest or principal in respect of any indebtedness owed by any Group Company; (f) any payment of any costs, bonuses or other sums by any member of the Group; (g) the agreement or commitment (whether conditional or not) by any Group Company to do or procure the doing of any of the things set out in paragraphs (a) to (e) above; and (h) any Tax incurred or payable by any Group Company as a result of the occurrence of any of those matters set out in paragraphs (a) to (g) above (which shall for the purposes of this limb (h) and clause 4 be deemed to have been received by the person receiving the benefit of the matter in question); other than any Permitted Leakage Payment; "Locked Box Accounts" means the unaudited management accounts of the Group for the period ended on the Locked Box Date included in the Data Room Information (document 3.5.2.1 and 3.5.2.2); "Locked Box Date" means 31 July 2020; “Losses” means in relation to any matter, all liabilities, losses, claims, Tax, properly incurred costs, fees and expenses relating to that matter including properly incurred legal costs and fees (whether or not recoverable in litigation) and any amounts paid pursuant to a judgment or order of the Court or the subject of any settlement or other agreement between the relevant parties to the matter; "Permitted Leakage Payment" means any of the payments or other matters set out in schedule 4; "Related Persons" means in the case of a person which is an undertaking, any group undertaking thereof, in each case from time to time, and any employee, officer or director of any such undertaking;

EXECUTION VERSION 6 EUS\365069829.16 "Remaining Information" has the meaning set out in clause 12.1; "Relevant Award" means an award over ordinary shares in QinetiQ Group plc granted under the Employee Share Plan to any director, officer, employee or worker of any Group Company and as set out in the Relevant Award Schedule in the agreed terms; "Relevant Award Schedules" means the Schedule of Relevant Awards as set out in the agreed terms, save that the number of ordinary shares in QinetiQ Group plc subject to Shares Awards may vary at the discretion of the remuneration committee of the Seller's Group and the relevant vesting dates set out under the Relevant Award Schedules may vary if a takeover event or any other relevant event occurs and results in an earlier vesting of the Relevant Awards in accordance with the terms of the Employee Share Plan; "Seller's Group" means the QinetiQ Group plc (No. 4586941) and its group undertakings from time to time (excluding, from Completion, the Group), and all of them and each of them as the context admits; "Seller's Group Guarantees" means any guarantee, security, indemnity, counter- indemnity, letter of comfort or other commitment or obligation given by or binding on the Seller or any member of the Seller's Group to any third party in respect of any liability or obligation of the Group, including the guarantees provided by QinetiQ Limited: (a) pursuant to the deed of guarantee dated 23 July 2018 between QinetiQ Limited and MOL Pakistan Oil & Gas Co. B.V.; and (b) pursuant to the parent company guarantee in respect of the framework agreement between OptaSense Limited and Equinor Energy ASA signed by OptaSense Limited on 25 February 2020; "Seller's Solicitors" means Ashurst LLP of London Fruit & Wool Exchange, 1 Duval Square, London E1 6PW; "Seller's Solicitors' Account" means the account in the name of the Seller's Solicitors (Ashurst LLP Client Account), account number 00404241 at NatWest Bank plc, of 216 Bishopsgate, London EC2M 4QB, sort code 50-00-00; "Shares" means the 100 ordinary shares of £0.01 in the issued share capital of the Company; “Specified US Tax Indemnities” has the meaning given in the Tax Deed; "Subsidiaries" means the subsidiary undertakings of the Company specified in Part B of schedule 1 as well as the Branch Establishments (as the context admits and unless the context otherwise requires) and "Subsidiary" shall mean each or any of them as the context admits; "Tax" or "tax" means: (a) any tax, and any duty, contribution, impost, levy, royalty or charge in the nature of tax (whether imposed in the United Kingdom or elsewhere) including, without limitation, capital gains tax, corporation tax, customs and excise duties, income tax (including PAYE), national insurance contributions, stamp duty, stamp duty land tax, stamp duty reserve tax, repayment of State Aid, VAT, excise duty, landfill tax, real estate transfer tax and diverted profits tax; and (b) all interest, penalties, surcharges, costs and fines relating to anything referred to in (a) above; and

EXECUTION VERSION 7 EUS\365069829.16 (c) any liability for the payment of amounts determined by reference to amounts described in clause (a) or clause (b) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax allocation, Tax indemnity or Tax sharing agreement), as a result of being a transferee or successor, or otherwise; "Tax Deed" means a deed of covenant entered into between the Buyer and the Seller on or around the date hereof; "Tax Deed Claim" means a Claim under clause 2 of the Tax Deed; "Tax Warranties" means the warranties set out in paragraph 11 and 12.11 of schedule 2; "Tax Warranty Claim" means a Claim for breach of a Tax Warranty; "Taxation Authority" means any local, municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or official anywhere in the world competent to impose a liability to Tax, including HMRC; "TCGA" means the Taxation of Chargeable Gains Act 1992; "Third Party Claim" has the meaning given in paragraph 8.1 and schedule 3; "Transaction Documents" has the meaning given to it in clause 17.1(a); “Transitional Services Agreement” means the agreement between the Seller and the Buyer documenting the post-completion services to be provided by the Seller’s Group to the Group following Completion in the agreed terms; "TULR(C)A" means the Trade Union and Labour Relations (Consolidation) Act 1992; “UAE Agency Agreements" means the: (c) Representative Agreement dated 21 April entered into by OptaSense Limited and Al Mansoori Specialized Engineering L.L.C, and (d) Agency Agreement dated 23 September 2015 entered into by OptaSense Limited, and Gulf Automation Services & Oilfield Services; “UAE Branch” has the meaning given to it in Part C of schedule 1; "US Benefits Indemnity" means the indemnity given by the Seller to the Buyer under clause 5.9(c); “US Benefits Plan” means OptaSense Inc.'s medical and dental health plans; "US Benefits Policy" means OptaSense Inc.'s stop loss insurance policy in respect of the US Benefits Plan; "US Insured Employee" means an employee of OptaSense Inc. who, as at the date of this agreement, has medical and dental health insurance under the US Benefits Plan (and his or her covered dependant who, as at the date of this agreement, is an insured under the US Benefits Plan by virtue of being a dependant of that employee); "Warranties" means the warranties set out in schedule 2; and

EXECUTION VERSION 8 EUS\365069829.16 “Warranty Claim” means a Claim in respect of a breach of the Warranties (including, for the avoidance of doubt, the Tax Warranties). 1.2 In this agreement unless otherwise specified: (a) reference to a document in the "agreed terms" is a reference to that document in the form approved and for the purposes of identification signed or initialled by or on behalf of each party; (b) "includes" and "including" shall mean including without limitation; (c) a "party" means a party to this agreement and includes its assignees (if any) and, in the case of an individual, to his or her estate and personal representatives; (d) a "person" includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists); (e) "subsidiary undertaking", "parent company", "group undertaking" and "undertaking" have the meanings as set out in the Companies Act 2006; (f) reference to a "statute" or "statutory instrument" or "accounting standard" or any of their provisions is to be construed as a reference to that statute or statutory instrument or accounting standard or such provision as the same may have been amended or re-enacted before the date of this agreement; (g) reference to a "clause", "paragraph" or "schedule" is to a clause of, a paragraph of or schedule to this agreement respectively; (h) "writing" includes any methods of representing words in a legible form (other than writing on an electronic or visual display screen) or other writing in non-transitory form; (i) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders; (j) reference to an English or United Kingdom legal or Tax term or concept, or any court, official, governmental authority in England or the United Kingdom or any legislative provision in England or the United Kingdom, includes in respect of any jurisdiction other than England or the United Kingdom a reference to whatever most closely approximates to it in that jurisdiction; (k) reference to the time of day is reference to that time in London, England; and (l) where it is necessary to determine whether a monetary limit or threshold set out in this agreement has been reached or exceeded (as the case may be) and the value of any of the relevant Claims is expressed in a currency other than pounds sterling, the value of each such claim shall be translated into pounds sterling at the Exchange Rate on the date of receipt of written notification of the existence of such claim. 1.3 The schedules form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the schedules. 1.4 The headings in this agreement are for information only and are to be ignored in construing it.

EXECUTION VERSION 9 EUS\365069829.16 2. SALE AND PURCHASE 2.1 Upon the terms of this agreement, the Seller shall sell and the Buyer shall purchase the Shares with effect from Completion with full title guarantee free from any Encumbrance, together with all accrued benefits and rights attached thereto. 2.2 The consideration for the sale of the Shares shall be the Consideration which shall be satisfied upon Completion in accordance with clause 3.4(b). 2.3 The Seller waives or agrees to procure the waiver of any rights or restrictions conferred upon it in relation to the transfer of the Shares hereunder under the articles of association of the Company or otherwise. 2.4 The Buyer shall not be obliged to complete the purchase of any of the Shares unless the sale of all of the Shares is completed simultaneously. 2.5 Any payment due in respect of any Claim under this agreement or made under clause 13.3 or 13.4 shall (so far as legally possible) for all purposes be deemed to be and shall take effect as a reduction in Consideration paid to the person making such payment. 2.6 The Buyer intends to make an election pursuant to Section 338(g) of the Code with respect to the Company and/or one or more non-US subsidiaries of the Company, and the Seller acknowledges that such an election is not prevented under the terms of this agreement nor the Tax Deed; however, the Seller and any other member of the Seller's Group shall have no greater liability under the Specified US Tax Indemnities or the US Benefits Indemnity than it would have had, had no such election been made and any such election shall be without prejudice to any other rights of the Seller under or in relation to the Transaction Documents or the transactions contemplated thereby. 3. COMPLETION 3.1 Completion shall take place at the offices of the Seller's Solicitors immediately following execution of this agreement (or at such other venue and/or date as the Buyer and the Seller shall agree in writing). 3.2 On Completion the Seller shall: (a) deliver to the Buyer: (i) transfers in common form relating to the Shares duly executed in favour of the Buyer (or as it may direct); (ii) share certificates (or an indemnity for lost share certificates in the agreed terms) relating to those Shares; (iii) resignations in the agreed terms duly executed as deeds of all the directors and the secretary of each Group Company (other than James Pollard and Kath Robinson in respect of the Company and OptaSense Limited); (iv) evidence of the transfer of the Domain Names to the Company; (v) email from Barclays Bank PLC in the agreed terms confirming the release of each relevant Group Company from the cross guarantee in favour of Barclays Bank Plc dated 30 June 2017; (vi) the Seller's duly executed counterpart of the Tax Deed;

EXECUTION VERSION 10 EUS\365069829.16 (vii) duly executed counterpart of the Transitional Services Agreement; and (viii) the certificates of incorporation, statutory books and share certificate books of each Group Company; and (b) procure the passing of board resolutions of each Group Company: (i) (in the case of the Company), subject where necessary to due stamping, sanctioning for registration of the transfers in respect of the Shares and authorising the delivery to the Buyer of share certificates in respect of the Shares; (ii) accepting the resignations referred to in clauses 3.2(a)(iii) and 3.2(a)(iv) above; and (iii) appointing such persons as notified to the Seller by the Buyer in writing prior to the date of this agreement to be the directors and secretary of each Group Company. 3.3 The Seller shall procure that immediately prior to Completion there are repaid all sums (if any) owing to: (a) any Group Company by any member of the Seller's Group (other than another Group Company); and (b) any member of the Seller's Group (other than a Group Company) by any Group Company, in each case except those arising in the ordinary course of trade and whether or not such sums are due for repayment. 3.4 The Buyer shall: (a) deliver to the Seller the Buyer's duly executed counterparts of the Tax Deed and the Transitional Services Agreement; and (b) pay the Consideration to the Seller by electronic transfer to the Seller's Solicitors' Account for same day value (and the receipt by the Seller's Solicitors of such sum shall be a complete discharge to the Buyer of its obligation to pay such sum to the Seller). 3.5 The Seller confirms for the benefit of the Buyer that the Seller's Solicitors shall be irrevocably authorised to receive the Consideration pursuant to clause 3.4(b) on the Seller's behalf and that receipt by the Seller's Solicitors shall be an absolute discharge for the Buyer of its obligations to pay such money. 3.6 The Buyer undertakes to procure that the Company pays the Completion Bonuses in accordance with the Completion Bonus Statement as soon as reasonably practicable and in any event within 10 Business Days of the Completion Date. 3.7 The Buyer undertakes to the Seller that the Buyer will (at the Buyer's cost) use all reasonable endeavours to procure the release of the Seller and each relevant member of the Seller's Group from the Seller's Group Guarantees as soon as practicable following Completion, including, without limitation, by providing guarantees or indemnities as reasonably required by the third party beneficiary of the relevant Seller's Group Guarantee. Pending such release, the Buyer undertakes to the Seller (on behalf of itself and as trustee on behalf of each member of the Seller's Group) to keep the Seller and each member of the

EXECUTION VERSION 11 EUS\365069829.16 Seller's Group fully indemnified on an After-Tax Basis against all amounts required to be paid by the Seller and each relevant member of the Seller's Group to any third party pursuant to terms of any Seller's Group Guarantees (and all reasonable third party costs incurred by the Seller’s Group in connection with any such Seller's Group Guarantees). The Seller shall notify the Buyer within 10 Business Days of its (or any Seller’s Group’s) receipt of a demand under a Seller’s Group Guarantee. 3.8 The Seller acknowledges that, immediately following Completion until such time as the transfer(s) of the Shares have been registered in the register of members of the Company, the Seller will hold those Shares registered in its name on trust for and as nominee for the Buyer and undertakes to hold all dividends and distributions and exercise all voting rights available in respect of those Shares in accordance with the directions of the Buyer and if the Seller is in breach of the undertakings contained in this clause the Seller irrevocably authorises the Buyer to appoint some person or persons as its agent to execute all instruments or proxies (including consents to short notice) or other documents which the Buyer may reasonably require and which may be necessary to enable the Buyer to attend and vote at general meetings of the Company and to do any thing or things necessary to give effect to the rights contained in this clause. 4. LEAKAGE 4.1 The Seller undertakes to the Buyer that since (but excluding) the Locked Box Date, no Leakage has occurred. 4.2 In the event of any Leakage between (but excluding) the Locked Box Date until (and including) Completion (and subject to written notification to the Seller of the obligation to make such payment within nine months of the Completion Date) then the Seller shall on demand by the Buyer pay to the Buyer within 20 Business Days of such demand an amount in cash equal, to the aggregate of such Leakage received or waived by the Seller or its Related Persons. 4.3 The Seller's obligation to pay such cash amount under clause 4.2 shall be the sole remedy available to the Buyer for any Claim arising (directly or indirectly) from a breach of clause 4.1. 4.4 The aggregate maximum liability of the Seller for all breaches by it of the undertaking given by it in clause 4.1 shall not in any circumstances exceed the amount actually received by the Seller at Completion pursuant to this agreement. 4.5 Schedule 3 (other than paragraph 13 of schedule 3) shall not apply to any Claim under this clause 4. 5. WARRANTIES, INDEMNITIES AND SELLER LIABILITY 5.1 The Buyer warrants to the Seller that: (a) the execution and delivery of this agreement and the completion of the transactions contemplated hereby have, where required, been duly and validly authorised by the Buyer and no other proceedings or action on the part of the Buyer is necessary to authorise the agreement or to complete the transactions contemplated; (b) the Buyer's obligations in this agreement and the completion of the transactions contemplated hereby are enforceable in accordance with their terms; and (c) the execution and delivery of, and the performance by the Buyer of its obligations under, this agreement and as contemplated herein will not require the Buyer to

EXECUTION VERSION 12 EUS\365069829.16 obtain any consent or approval of, or give any notice to or make any registration with, any governmental, regulatory or other authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement). 5.2 The Buyer undertakes to the Seller (for the Seller and its Related Persons) that (in the absence of fraud or fraudulent concealment) the Buyer: (a) has no rights against; and (b) may not make any claim against, any employee, director, agent, officer or adviser (except to the extent such adviser has entered into a reliance letter with the Buyer) of that Seller or any of its Related Persons on whom it may have relied before agreeing to any term of, or entering into, this agreement or any other agreement or document referred to herein. 5.3 The Seller warrants to the Buyer in the terms of the Warranties as at the date of this agreement. 5.4 Each of the Warranties shall be construed as a separate warranty, and (unless expressly provided to the contrary) shall not be limited by the terms of any of the other Warranties or by any other term of this agreement. 5.5 Any Warranty expressed to be given "so far as the Seller is aware" or otherwise qualified by reference to the knowledge of the Seller shall be a reference to the actual knowledge (and expressly excluding from that expression any constructive or imputed knowledge) at the date of this agreement of: (a) James Pollard, Kath Robinson, Chris Minto, Jeff Williamson and Tony Meszaros in respect of all Warranties other than those Warranties set out in paragraph 11 of schedule 2; and (b) Peter Hayman in respect only of the Warranties set out in paragraph 11 of schedule 2. 5.6 The Seller shall not be liable in respect of a Claim under the Warranties to the extent that the same or circumstances giving rise thereto are Disclosed in the Disclosure Letter, the Data Room Information, the Financial and Tax VDD Report or are expressly provided for or noted in the Accounts and the Locked Box Accounts. 5.7 Save as expressly provided for in clauses 4.4, 4.5 and 15, the liability of the Seller under this agreement and each other Transaction Document shall be limited if and to the extent that the limitations referred to in schedule 3 apply. 5.8 The Buyer must otherwise comply with the conduct of claim requirements set out in schedule 3. 5.9 The Seller shall pay to the Buyer on demand the amount of all Losses incurred by the relevant Group Companies arising directly or indirectly from or in connection with: (a) any dispute with (including but not limited to any claim made by) the individual named in the Indemnity Claim Statement against Optasense Limited in connection with the dismissal of that individual's employment with the Optasense Limited (DMCC Branch) in the United Arab Emirates, brief details of which are set out against Warranty 12.8 in the Disclosure Letter under the heading “UAE employee”;

EXECUTION VERSION 13 EUS\365069829.16 (b) any fine or other financial penalty imposed by HMRC in relation to any breach by OptaSense Limited of applicable export control law or regulations arising from the transfer by Optasense Limited of laptops embedded with strategically controlled software to the United States and Dubai, brief details of which are set out against Warranty 19 in the Disclosure Letter; and (c) any claim(s) arising in the period between Completion and 11.59 p.m. on 31 December 2020 by a US Insured Employee against OptaSense Inc. which on a per employee basis exceeds US$1,000 in aggregate for any claim(s) made by such US Insured Employee for medical or dental costs or expenses in respect of which such US Insured Employee is entitled to make a claim under the US Benefits Plan. For the avoidance of doubt, the Buyer or OptaSense Inc. shall be responsible and liable for the first US$1,000 in respect of any claim(s) by each individual US Insured Employee, and the Buyer may claim against the Seller under this clause 5.9(c) only in respect of amounts in excess of US$1,000 in respect of claim(s) from each individual US Insured Employee, including the amount of all Losses arising from or in connection with the settlement of any claim or the enforcement of any settlement or judgment given in any of the matters referred to in paragraphs (a) to (c) above or in relation to the enforcement of this clause 5.9. Any Indemnity Claim shall be subject to the provisions of schedule 3 including, without limitation, the provisions of paragraphs 3, 8, 9, 11, 12 and 13 of schedule 3 and, in the case of a claim in respect of the US Benefits Indemnity, clauses 5.10, 5.11 and 5.12. 5.10 Without prejudice to the provisions of schedule 3 (including, without limitation, paragraph 8), in the event of a claim under the US Benefits Indemnity: (a) if OptaSense Inc. is insured under the US Benefits Policy against any loss, damage or liability of the Group which is the basis of any claim under the US Benefits Indemnity, the Buyer shall procure that OptaSense Inc shall use its reasonable endeavours to (i) make a claim against the insurer under the US Benefits Policy, and (ii) pursue the settlement of that claim by the insurance company (without requiring such insured company to take any legal action against the insurer); and (b) if, after complying with the provisions of paragraph (a) above, amounts in respect of the claim are not recovered under the US Benefits Policy, then the Buyer may make a claim under the US Benefits Indemnity. 5.11 The Buyer agrees that, during the period from Completion until 11.59 p.m. on 31 December 2020, the Buyer shall (and shall procure that the Buyer's Group shall): (a) not amend, vary or terminate the US Benefits Policy; or (b) take any action which it knows would vitiate the US Benefits Policy. 5.12 The Seller shall have no liability in respect of the US Benefits Indemnity in the event that the Buyer or the Buyer's Group does not comply with their obligations under clauses 5.10 or 5.11 in all material respects. 6. INSURANCE 6.1 The Buyer shall procure that the Insurance Policy is incepted on the date of this agreement. The cost of the Insurance Policy shall be for the sole account of the Buyer. 6.2 In the event of a claim for breach of the Warranties:

EXECUTION VERSION 14 EUS\365069829.16 (a) the Buyer's first recourse shall be against the amounts available for such claims under the Insurance Policy; and (b) any excess in respect of the amount of all such claims which is not recoverable by the Buyer under the Insurance Policy shall be borne by the Seller up to the maximum liability referred to in paragraph 3 of schedule 3, subject to the limitations set out in schedule 3 or, in case of a breach by the Seller of the undertaking in clause 4.1, the limitation set out in clause 4.4. 6.3 The Buyer acknowledges and agrees that the monetary cap referred to in paragraph 3 of schedule 3 shall apply notwithstanding any subsequent non-payment under the Insurance Policy, any vitiation or expiry or termination of the Insurance Policy, any insolvency of the underwriters of the Insurance Policy or any failure of the Buyer to purchase (or otherwise incept) the Insurance Policy. 6.4 The Buyer confirms that the Insurance Policy contains a waiver (in terms which have been approved by the Seller) by the underwriters of that policy of all rights of subrogation against the Seller, save in respect of any claim attributable to the fraud or fraudulent misrepresentation on the part of the Seller. The Buyer undertakes not to make any amendments or variations to the subrogation provisions of the Insurance Policy. 6.5 The Buyer shall deliver to the Seller a certified copy of the Insurance Policy within five Business Days of the Completion Date. 7. CONFIDENTIAL INFORMATION 7.1 The Seller undertakes to the Buyer, with effect from Completion, in all respects to keep confidential and not at any time disclose or make known in any other way to anyone whomsoever any Confidential Information. 7.2 The Seller (on behalf of, and with the approval of, Duff & Phelps Securities Ltd.) and the Buyer agree that the confidentiality agreement entered into between Duff & Phelps Securities Ltd. and Luna Innovations Incorporated on 2 July 2020 shall be terminated with effect from the date of this agreement. 7.3 Subject to clause 7.4, each party undertakes to the other to keep confidential in all respects and not disclose in any way to anyone whomsoever or use for its own or any other person's benefit or to the detriment of the other party all information received or obtained as a result of entering into or performing this agreement which relates to: (a) the existence, provisions, or subject matter, of this agreement or any other Transaction Document; (b) the negotiations relating to this agreement and the other Transaction Documents; (c) in the case of the Buyer: (i) the Seller's Group (other than, from Completion, in relation to the Group), and the businesses carried on by, and the affairs of, the Seller's Group; and (ii) the Remaining Information; and (d) in the case of the Seller, the Buyer's Group and the businesses carried on by, and the affairs of, the Buyer's Group. 7.4 Either party (and any of their Related Persons or actual or prospective investors in any of their Related Persons who receive Confidential Information pursuant to clause 7.4(d)) may

EXECUTION VERSION 15 EUS\365069829.16 disclose Confidential Information or other information which is otherwise to be treated as confidential under this clause 7 if and to the extent: (a) that the information becomes public knowledge (other than as a result of a breach by the disclosing party of this agreement) including, for the avoidance of doubt, any information contained in any Approved Announcement made pursuant to clause 8; (b) required to be disclosed by law or the rules, requirements or regulations of, or at the request of, any competent judicial, regulatory or governmental authority or stock exchange to which either party (or any of their Related Persons) is subject (including (without limitation) the London Stock Exchange, the Financial Conduct Authority and the Panel on Takeovers and Mergers); (c) the disclosure is made to a Taxation Authority and is reasonably required for the efficient management of its Tax affairs; (d) the disclosure is made by the Seller or the Buyer to any of their respective Related Persons or any actual or prospective investors in any of their Related Persons; (e) the disclosure is made to the officers, employees, agents, insurers, auditors and/or professional advisers of any party or any of its Related Persons on a need to know basis to enable such persons to carry out their duties and on terms that such the officers, employees, agents, insurers and/or professional advisers undertake to keep such information confidential; or (f) that the other party has given its prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed. 7.5 The restrictions contained in clauses 7.1 and 7.3 shall continue to apply for a period of two years after Completion. 8. ANNOUNCEMENTS No party shall (without the consent of the Buyer, in the case where the announcing party is the Seller, or the Seller, in the case where the announcing party is the Buyer (such consent not to be unreasonably withheld)) issue any press release or any other document or make any public statement or otherwise make any disclosure to any person who is not a party to this agreement relating to any of the matters provided for or referred to in this agreement or any ancillary matter, unless disclosure is: (a) solely in respect of the information contained in an Approved Announcement; (b) made in accordance with clauses 7.4(c) to 7.4(f); (c) required by a party to enforce its rights under this agreement or the other relevant Transaction Document; (d) solely containing information which is already in the public domain (other than as a result of a breach by the disclosing party in breach of this agreement); or (e) required to be disclosed by law or the rules, requirements or regulations of, or at the request of, any competent judicial, regulatory or governmental authority or stock exchange to which either party (or any of their Related Persons) is subject (including (without limitation) the London Stock Exchange, the Financial Conduct Authority and the Panel on Takeovers and Mergers), and disclosure shall then only be made:

EXECUTION VERSION 16 EUS\365069829.16 (i) to the extent lawful and reasonably practicable, after it has taken all such steps as may be reasonable in the circumstances to agree the contents of such announcement with the other party before making such announcement and provided that any such announcement shall be made only after notice to such other party; and (ii) to the person or persons and in the manner required by law or such authority or stock exchange or as otherwise agreed between the parties. 9. ASSIGNMENT No party shall be entitled to assign, transfer or create any trust in respect of the benefit or burden of any provision of this agreement without the prior written consent of, in the case of assignment by the Seller, the Buyer or, in the case of assignment by the Buyer, the Seller save that: (a) this agreement and the benefits arising under it may be assigned in whole or in part by the Seller to a member of the Seller's Group (provided that if such assignee ceases to be a member of the Seller's Group, this agreement and the benefits arising under it shall be deemed automatically by that fact to have been retransferred to the Seller immediately before the assignee ceases to be a member of the Seller's Group); (b) this agreement and the benefits arising under it may be assigned in whole or in part by the Buyer to any member of the Buyer's Group to whom the Buyer transfers any of the Shares (provided that if such assignee ceases to be a member of the Buyer's Group, this agreement and the benefits arising under it shall be deemed automatically by that fact to have been retransferred to the Buyer immediately before the assignee ceases to be a member of the Buyer's Group); and (c) this agreement and the benefits arising under it may be assigned or charged in whole or in part by the Buyer to its financial lenders or banks as security for any financing or refinancing or other banking or related facilities in respect of or in connection with any transactions contemplated by this agreement and such benefits may further be assigned to any other financial institution by way of security for the borrowings made under such agreement or to any person entitled to enforce any such security, provided that, in the case of an assignment pursuant to either sub-clause (a) or (b) above, the liability of any party to such an assignee shall not be greater than it would have been had such an assignment not taken place, and all the rights, benefits and protections afforded to a party shall continue to apply to the benefit of that party as against the assignee as they would have applied as against the person who is a party to this agreement. 10. COSTS 10.1 Unless expressly otherwise provided in this agreement each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Shares and the negotiation, execution and implementation of this agreement. 10.2 The Buyer is solely responsible for any stamp duty that is payable on or in relation to this agreement and any instrument transferring the Shares to the Buyer pursuant to this agreement.

EXECUTION VERSION 17 EUS\365069829.16 11. EFFECT OF COMPLETION The terms of this agreement (insofar as not performed at Completion and subject as specifically otherwise provided in this agreement) shall continue in force after and notwithstanding Completion. 12. POST-COMPLETION UNDERTAKINGS 12.1 To the extent that any information relating to the Seller's Group or the customers, suppliers or business operations of the Seller's Group is retained in any of the IT Systems following Completion (the "Remaining Information"): (a) without prejudice to the remaining provisions of this clause, the provisions of clause 7.3 shall apply to the Remaining Information; and (b) the Buyer shall not (and shall procure that its officers, agents, representatives and sub-contractors shall not) use the Remaining Information for any purpose whatsoever. 12.2 If the Buyer proposes to dispose of or destroy any element of the IT Systems at any time following Completion and any Remaining Information is stored on or accessible via that element of the IT Systems, the Buyer shall use reasonable endeavours to procure that that all such Remaining Information is irretrievably erased or expunged (to the fullest extent technologically possible) in a manner which protects the safety and security of the Remaining Information and complies with all applicable laws. 12.3 The Buyer acknowledges that the Seller may need access from time to time after Completion for tax, legal, regulatory or accounting purposes to certain accounting, tax and other records and information held by the members of the Group to the extent such records and information pertain to events occurring prior to Completion and, accordingly, the Buyer agrees that it shall, to the extent reasonably practicable, upon being given reasonable notice by the Seller and subject to the Seller giving such undertaking as to confidentiality as the Buyer shall reasonably require, and shall cause the Group to: (a) properly retain and maintain such records until the date that is seven years after Completion; and (b) upon being given reasonable notice by the Seller and during normal working hours and subject to the Seller giving such undertaking as to confidentiality as the Buyer shall reasonably require, allow the Seller and its respective officers, employees, agents, auditors and representatives (at the expense of the Seller) to: (i) inspect, review and make copies of such records and information for and only to the extent necessary for that purpose; and (ii) be given reasonable access to any employee, officer, adviser or premises of the Group Companies (and within five Business Days of a request for such reasonable access) during normal working hours. 13. EMPLOYEE SHARE PLAN 13.1 The provisions of this clause 13 relate to the Relevant Award Schedule, as set out in the agreed terms. 13.2 Two weeks before each of the vesting dates for the Relevant Awards, being 8 June 2021, 28 June 2022 and 30 June 2023 (as applicable), or two weeks before the occurrence of such earlier vesting dates for the Relevant Awards as may occur under the terms of the Employee

EXECUTION VERSION 18 EUS\365069829.16 Share Plan, the Buyer (or relevant Group Company) will provide the relevant member of the Seller's Group with all such information, including any employee Tax withholding rates, as it shall reasonably require for the purpose of ascertaining the amount of the Employee Taxation due to be accounted for in respect of the Employment Income. 13.3 On or around each of the vesting dates for the Relevant Awards, being 8 June 2021, 28 June 2022 and 30 June 2023 (as applicable) and subject to the Seller or the relevant member of the Seller's Group having received all the information set out in clause 13.2, the Seller or group undertaking will procure that the relevant member of the Seller's Group will sell sufficient ordinary shares in QinetiQ Group plc under the Relevant Awards to recover an amount equal to all Employee Taxation in respect of the Employment Income and will procure that such amount so recovered will be paid to the Buyer (or relevant Group Company) within at least 2 Business Days of the date on which the Buyer or relevant Group Company is obliged to account for such amount to HMRC or to the relevant overseas tax authorities. 13.4 Provided that: (a) any Employer Taxation arising is, in aggregate, greater than £123,839, being the amount of estimated Employer Taxation arising in connection with awards granted under the Employee Share Plan (as set out in document 1.14.4.1 of the Data Room and as specifically included within the sum total under the row entitled "FY20 Bonuses" of the EV to Equity Bridge); and (b) any amounts as are dealt with in clause 13.3 above are excluded, the Seller shall procure that the relevant member of the Seller's Group shall pay to the Buyer or relevant member of the Group Companies an amount equal to any Employer Taxation, which arises over and above the estimated amount of £123,839, for which the Buyer or any relevant Group Company becomes liable as a result of the participation by an employee of the Group Companies in the Employee Share Plan no later than 2 Business Days before the date on which the Buyer or the relevant Group Company is obliged to account for such amount to HMRC or to the relevant overseas tax authorities. 13.5 The Buyer or relevant member of the Group Companies will provide to the relevant member of the Seller's Group all information that the Seller's Group is required to notify to HMRC (or any overseas equivalent tax authority) in respect of the vesting or forfeit of Relevant Awards. 14. PROTECTION OF GOODWILL 14.1 For the purposes of this clause 13, the following words and expressions shall have the following meanings: "Customer" means any person who was at any time during the period of 12 months ending on the Completion Date a customer of any Group Company; "Key Employee" means any person employed or engaged by any Group Company on the Completion Date with a basic salary or fee in excess of £70,000 per annum; and "Supplier" means any supplier of goods or services to any Group Company at any time during the period of 12 months ending on the Completion Date. 14.2 The Seller acknowledges that the Buyer is buying the Shares in accordance with the terms of this Agreement and that the Buyer is therefore entitled to protect the goodwill of each Group Company. Accordingly, the Seller agrees with the Buyer that it shall not, directly or

EXECUTION VERSION 19 EUS\365069829.16 indirectly, alone or jointly with any other person, and whether as a shareholder, partner, director, principal, consultant or agent or in any other capacity: (a) for a period of 24 months starting on the Completion Date, directly or indirectly within the United States, United Kingdom, Canada, each country within the Scandinavian and Nordic regions (in which a Group Company does business) and each country within the Middle East region (in which a Group Company does business) engage in any business which is carried on in competition with the business of any Group Company (as it is carried on at the Completion Date); (b) for a period of 24 months starting on the Completion Date, and to the detriment of any business of any Group Company carried on at Completion, solicit business from any Customer so as to cease or reduce trade of any Group Company with that business; (c) for a period of 24 months starting on the Completion Date, and to the detriment of any business of any Group Company carried on at Completion, induce or endeavour to induce any Supplier to cease to supply, or to restrict or adversely vary the terms of supply to, that business; or (d) for a period of 24 months starting on the Completion Date, and to the detriment of any business of any Group Company carried on at Completion, induce, or endeavour to induce, any Key Employee to leave his or her position, whether or not that person would commit a breach of his or her contract by so leaving. 14.3 Nothing contained in clause 13.2 shall prevent the Seller or any other member of the Seller’s Group from: (a) being the holder or beneficial owner of any class of securities in any company if such class of securities is listed, or dealt in, on a recognised investment exchange, a recognised overseas investment exchange, a designated investment exchange or a designated overseas investment exchange as recorded on the Financial Services Register by the Financial Conduct Authority from time to time, provided that it neither holds nor is beneficially interested in more than a total of 3% of any single class of the securities in that company; (b) carrying on or being engaged in or economically interested in any business which, at the date of this agreement, it currently carries on or is engaged in or economically interested in or any reasonable extension or development thereof; (c) carrying on or being engaged in or economically interested in any business referred to in clause 14.2(a) after such time as the Buyer's Group ceases to carry on or be engaged in or economically interested in such business to any material extent; (d) acquiring any interest in a business or company or group of companies which carries on any business in competition with a Group Company but which business is ancillary to the principal business of that undertaking when taken together with any group of companies of which such undertaking forms part; or (e) the placing of a public advertisement for any employment position if the advertisement is not specifically targeted at any Key Employee, nor shall it prohibit the employment of any Key Employee who applies for an employment position so advertised. 14.4 The Seller and the Buyer each acknowledge that it has entered into this Agreement on an arm's length basis and that it has taken independent legal advice in so doing.

EXECUTION VERSION 20 EUS\365069829.16 15. TRANSITIONAL SERVICES AGREEMENT With effect from the time of entry into the Transitional Services Agreement, each party undertakes to procure that their respective Related Persons (insofar as is applicable thereunder) perform their obligations under, and comply with the terms of such agreement. The parties acknowledge and agree that the Buyer's and the Seller's liability in respect of this clause 15 shall be subject to the limitations on liability provisions as set out in the Transitional Services Agreement. 16. FURTHER ASSURANCES Each of the parties shall from time to time upon request from any other party do or procure the doing of all acts and/or execute or procure insofar as each is reasonably able the execution of all such documents and in a form reasonably satisfactory to the party concerned for the purpose of transferring to the Buyer the Shares and otherwise giving the other parties the full benefit of this agreement. 17. ENTIRE AGREEMENT 17.1 Each party on behalf of itself and as agent for each of its Related Persons acknowledges and agrees with the other party (each such party acting on behalf of itself and as agent for each of its Related Persons) that: (a) this agreement together with any other documents referred to in this agreement (together the "Transaction Documents") constitute the entire and only agreement between the parties and their respective Related Persons relating to the subject matter of the Transaction Documents; (b) neither it nor any of its Related Persons has been induced to enter into any Transaction Document in reliance upon, nor have they been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them has been, it (acting on behalf of itself and as agent on behalf of each of its Related Persons) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto; and (c) the only remedies available to it in respect of the Transaction Documents (and, where appropriate, to its Related Persons) are damages for breach of contract and, for the avoidance of doubt, neither it (nor its Related Persons, where appropriate) has any right to rescind or terminate any Transaction Documents either for breach of contract or for negligent or innocent misrepresentation or otherwise, provided that the provisions of this clause 17 shall not exclude any liability which any of the parties or, where appropriate, their Related Persons would otherwise have to any other party or, where appropriate, to any other party's Related Persons or any right which any of them may have to rescind this agreement in respect of any statements made fraudulently by any of them prior to the execution of this agreement or any rights which any of them may have in respect of fraudulent concealment by any of them. 17.2 Each of the parties acknowledges to the others, after due and careful consideration, that: (a) it is not entering into this agreement in consequence of or in reliance on any unlawful communication (as defined in section 30(1) of the Financial Services and Markets Act 2000) made by the other party or the other party's professional advisers;

EXECUTION VERSION 21 EUS\365069829.16 (b) except as expressly provided in this agreement, it is entering into this agreement solely in reliance on its own commercial assessment and investigation and advice from its own professional advisers; and (c) the other parties are entering into this agreement in reliance on the acknowledgements given in this clause 17.2. 18. VARIATIONS This agreement may be varied only by a document signed by or on behalf of the Seller and the Buyer. 19. WAIVER 19.1 A waiver of any term, provision or condition of, or consent granted under, this agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given. 19.2 No failure or delay on the part of any party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. 19.3 No breach of any provision of this agreement shall be waived or discharged except with the express written consent of the Seller and the Buyer. 20. INVALIDITY If any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction: (a) the validity, legality and enforceability under the law of that jurisdiction of any other provision; and (b) the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision, shall not be affected or impaired in any way. 21. NOTICES 21.1 Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be sent in electronic form (such as email) or delivered by hand or by courier or sent by prepaid first class post (air mail if posted to or from a place outside the United Kingdom): In the case of the Seller: Address: QinetiQ Holdings Limited Cody Technology Park, Ively Road, Farnborough, Hampshire, GU14 0LX United Kingdom Attention: Nigel Major and Jon Messent Email: NPMAJOR@qinetiq.com jmessent@qinetiq.com

EXECUTION VERSION 22 EUS\365069829.16 With a copy to: Address: Ashurst LLP London Fruit & Wool Exchange 1 Duval Square, London, E1 6PW United Kingdom Attention: Aaron Shute Email: Aaron.Shute@ashurst.com In the case of the Buyer: Address: 301 1st Street, SW, Suite 200 Roanoke, VA 24011 Attention: Scott Graeff Email: graeffs@lunainc.com With a copy to: Address: Cooley (UK) LLP 69 Old Broad Street London, EC2M 1QS United Kingdom Attention: Michal Berkner Email: mberkner@cooley.com Aaron Binstock abinstock@cooley.com and shall be deemed to have been duly given or made as follows: (a) if sent in electronic form, when the sender receives confirmation on its server that the message has been transmitted; (b) if delivered by hand or by courier, upon delivery at the address of the relevant party; (c) if sent by first class post, two Business Days after the date of posting; and (d) if sent by air mail, five Business Days after the date of posting; provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day. 21.2 A party may notify the other party to this agreement of a change to its name, relevant addressee or address for the purposes of clause 21.1 provided that such notification shall only be effective: (a) on the date specified in the notification as the date on which the change is to take place; or (b) if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

EXECUTION VERSION 23 EUS\365069829.16 22. COUNTERPARTS 22.1 This agreement may be executed in any number of counterparts which together shall constitute one agreement. Any party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by all parties. 22.2 Delivery of an executed signature page of a counterpart in AdobeTM Portable Document Format (PDF) sent by email shall take effect as delivery of an executed counterpart of this agreement. If this method is adopted, without prejudice to the validity of such agreement, each party shall provide the others with the original of such page as soon as reasonably practicable thereafter. 23. GOVERNING LAW, JURISDICTION AND AGENT FOR SERVICE 23.1 This agreement and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation (including any non- contractual disputes or claims) shall be governed by and construed in accordance with English law. 23.2 Each of the parties irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings ("Proceedings"), and/or to settle any disputes ("Disputes"), which may arise out of or in connection with this agreement or its formation and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England. 23.3 Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgment in any Proceedings or Disputes brought in any court referred to in this clause 23 shall be conclusive and binding upon the parties and may be enforced in the courts of any other jurisdiction. 23.4 Without prejudice to any other permitted mode of service the parties agree that service of any claim form, notice or other document for the purpose of any Proceedings begun in England shall be duly served upon the Buyer if delivered by hand or by courier or sent by recorded or special delivery post (or any substantially similar form of mail) to OptaSense Holdings Limited, Cody Technology Park, Ively Road, Farnborough, Hampshire, GU14 0LX (marked for the attention of Scott Graeff) or such other person and address in England or Wales as the Buyer shall notify the Seller in writing or vice versa from time to time. 24. THIRD PARTY RIGHTS 24.1 Except as expressly provided in this agreement, no person (other than the parties to this agreement) who is given any rights or benefits under this agreement or the Tax Deed (a "Third Party") shall be entitled to enforce those rights or benefits against the parties in accordance with the Contracts (Rights of Third Parties) Act 1999. 24.2 The third parties referred to in clauses 3.7, 5.2, 7.2, 7.4, 12 and 13 of this agreement and clauses 6.5 and 10 of the Tax Deed may enforce only those clauses in which they are referred to. 24.3 The parties may amend, vary or terminate this agreement and the Tax Deed in such a way as may affect any rights or benefits of any Third Party which are directly enforceable against the parties under the Contracts (Rights of Third Parties) Act 1999 without the consent of such Third Party.

EXECUTION VERSION 24 EUS\365069829.16 24.4 Any Third Party entitled pursuant to the Contracts (Rights of Third Parties) Act 1999 to enforce any rights or benefits conferred on it by this agreement may not veto any amendment, variation or termination of this agreement which is proposed by the parties and which may affect the rights or benefits of the Third Party.

II{ WITI|ESS whereof this agreement has been executed on the date first above written. sisned by ^ûçlt Èh/,1' hll!& ) for and on behalf of QINETIQ ) HOLDIIIGS LIITIITED under a power of ) attorney dated _ December 2020 ) l\1"ÞW lSlgnature hgte to SPAI 2

[Signature Page to SPA] Signed by for and on behalf of LUNA INNOVATIONS, INCORPORATED. ) ) ) DocuSign Envelope ID: 4FB3E84C-C27F-4C65-A960-415E93046D41 Scott Graeff